Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2017

Tontitown, Arkansas, February 15, 2018...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $31,561,483, or diluted earnings per share of $5.00 ($5.07 basic) for the fourth quarter of 2017, and net income of $38,899,707, or diluted earnings per share of $6.08 ($6.14 basic) for the year ended December 31, 2017. These results compare to net income of $722,842, or diluted and basic earnings per share of $0.11 for the fourth quarter of 2016, and net income of $11,100,901, or diluted earnings per share of $1.67 ($1.68 basic) for the year ended December 31, 2016. Excluding the non-cash income tax benefit recognized as a result of the tax reform law enacted during the fourth quarter of this year, earnings per diluted share for the fourth quarter and year ended December 31, 2017 were $0.28 and $1.43, respectively.

Operating revenues, including revenue from fuel surcharges, were $110,889,221 for the fourth quarter of 2017 compared to $108,354,047 for the fourth quarter of 2016. Operating revenues, including revenue from fuel surcharges, were $437,838,467 for the twelve months ended December 31, 2017 compared to $432,852,284 for the twelve months ended December 31, 2016.

Daniel H. Cushman, President of the Company, commented, “During the fourth quarter 2017 it became evident that shippers were beginning to have concerns about potential shortages in truck capacity. These concerns translated into higher demand for our services, which in turn translates into higher rates received for those services. We expect that this trend will continue, which should allow us opportunities throughout 2018 to increase those rates with existing customers that were previously pressured below what we consider to be acceptable operating levels, and to add new business at significantly better rates than we have seen in recent years. We did not finish 2017 as strong as we would have liked as weaker December results offset significantly improved results achieved during October and November. December was particularly difficult due to automotive plant shutdowns and shortfalls in peak freight commitments as some customers fell considerably short of hitting their capacity needs targets. This shortfall left us scrambling to find acceptable replacement freight for that reserved capacity and while freight was plentiful, with such short notice it was difficult to find destinations and rates which were both desirable and network friendly.

“The prospect of improving freight rates afforded us the opportunity to address a much needed pay increase for our professional drivers. Late in the fourth quarter, we gave a pay increase to our drivers which we believe was an absolute necessity to remain competitive in the current driver market. Historically, our driver model has been, in a large part, to hire and train new student drivers. This model served us well for many years as the pipeline of new student drivers helped to keep our trucks manned. In the past, some of our larger competitors would not hire a driver with less than one year of experience, which meant competition for our new drivers was somewhat limited. Due to heightened competition brought on by an increasingly large industry shortfall of qualified drivers, this experience requirement by our competitors has over time decreased to nine months, then to six months, and now for many it’s down to three months. This has substantially increased competition for our new drivers and puts a tremendous amount of pressure on our driver retention success rate at the three month mark. Our retention levels after the first three months had started to deteriorate prior to this pay increase, but since implementation, we have seen positive trends in both recruitment and retention of both student and experienced drivers.

“Throughout most of 2017, we were challenged by downward rate pressure from a majority of our customer base. It was commonplace for customers to request significant rate decreases. If an agreement could not be reached regarding reduced rates, customers pulled their freight and awarded it to a new low bidder. This process played out over and over throughout most of 2017 and resulted in us losing several of our dedicated lanes to lower rate competitors. Replacement freight was often not available, or had to be discounted to win, or was turned down due to unrealistically low rates, which resulted in a reduction in our fleet size as we adjusted to our volume of profitable freight. For 2018, our equipment purchase plans include restoring this lost ground plus adding capacity for additional growth, and is evidenced by our recent order of 725 new trucks and 1,000 new trailers. We expect to finish 2018 with a company-owned truck fleet in excess of 20% larger from where we finished 2017. We have been awarded multiple dedicated opportunities with target start dates in the first quarter of 2018, at rates that support an improved margin, and that will be attractive to driver’s seeking stable lanes. While this dedicated freight is at a discount to current spot market rates and the commitments will somewhat limit our ability to take advantage of the increasingly high rates seen in the current spot market environment, it is long-term and consistent, allowing better utilization, driver retention and a better opportunity for sustainable growth.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenue, before fuel surcharge	$93,366,227	$94,240,713	$373,523,440	$382,736,679
Fuel surcharge	17,522,994	14,113,334	64,315,027	50,115,605
	110,889,221	108,354,047	437,838,467	432,852,284

Operating expenses and costs:
Salaries, wages and benefits	26,342,105	28,745,912	102,227,162	112,235,691
Operating supplies and expenses	20,360,844	21,677,384	79,504,956	82,992,732
Rent and purchased transportation	43,638,030	40,179,903	174,477,343	158,298,583
Depreciation	10,941,127	10,102,387	42,274,190	39,113,795
Insurance and claims	4,117,005	4,474,285	17,483,960	16,631,843
Other	2,457,317	2,230,621	9,248,411	8,351,617
Gain on disposition of equipment	(319,734)	(749,584)	(58,433)	(4,700,384)
Total operating expenses and costs	107,536,694	106,660,908	425,157,589	412,923,877

Operating income	3,352,527	1,693,139	12,680,878	19,928,407

Interest expense	(1,070,116)	(982,206)	(3,902,107)	(3,641,196)
Non-operating income	383,747	281,619	5,852,533	1,484,741

Income before income taxes	2,666,158	992,552	14,631,304	17,771,952
Income tax expense (benefit)	(28,895,325)	269,710	(24,268,403)	6,671,051

Net income	$31,561,483	$722,842	$38,899,707	$11,100,901

Diluted earnings per share	$5.00	$0.11	$6.08	$1.67

Average shares outstanding – Diluted	6,312,093	6,424,655	6,397,605	6,648,881

	Quarter ended December 31,		Twelve Months Ended December 31,
Truckload Operations	2017	2016	2017	2016

Total miles	54,144,507	58,441,578	229,391,835	237,265,724
Operating ratio (1)	96.71%	98.15%	96.70%	94.42%
Empty miles factor	6.91%	7.44%	6.77%	6.80%
Revenue per total mile, before fuel surcharge	$1.44	$1.44	$1.41	$1.43
Total loads	86,094	77,973	339,182	323,211
Revenue per truck per work day	$727	$724	$695	$705
Revenue per truck per week	$3,637	$3,620	$3,473	$3,525
Average company-driver trucks	1,144	1,284	1,201	1,334
Average owner operator trucks	588	589	634	557

Logistics Operations
Total revenue	$15,251,435	$10,179,138	$51,097,798	$44,412,709
Operating ratio	94.88%	98.65%	96.03%	97.62%

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.